John H. Harland Company      JH    Q3 2003 Conference Call     October 30, 2003


Exhibit 99.2

John H. Harland Company
Transcript of FY 2003 Q3 Earnings Conference Call
October 30, 2003



Operator
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Please standby.  Good day everyone, and welcome to the John H. Harland Company
Third Quarter 2003 Earnings Release Conference Call. Just a reminder, this conference is being recorded. At this time for opening remarks and introductions, I would like to turn the conference over to Mr. Henry Bond, Vice President, Investor Relations and Treasurer. Please go ahead, sir.


Henry Bond, Vice President of Investor Relations and Treasurer
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Thank you, Lori. Thanks for joining us on Harland's 2003 Third Quarter Earnings conference call. Also with me this morning are Tim Tuff, Chairman and Chief Executive Officer, and Charlie Carden, Chief Financial Officer. In accordance with Reg FD, this call is open to all interested parties and is being broadcast live over Harland's website at www.harland.net.

I would like to make a brief cautionary statement that certain words and phrases such as, `should result,' or `will continue,' `estimated' or projected' and similar expressions, are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to certain risks and uncertainties that could cause the actual results to differ materially from the company's historical experience and present expectations or projections. Caution should be taken not to place undue reliance on such forward-looking statements, which speak only as of this date. The very factors that affect the company's financial performance could cause the actual results for future periods to differ materially from any opinions, or projections. These factors are discussed in some detail in our press release, our 10-K and our 10-Q and I would refer you to these for further clarification. And, with that out of the way, I will turn the call over to Charlie Carden.


Charles Carden, Chief Financial Officer
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Thank you, Henry. And, good morning everyone. For the third quarter of 2003,
Harland's sales of $192.5 million, were up $2.9 million, or 1.5% from $189.6 million for the same period a year ago. Net income for the third quarter was $14.7 million, down $1.3 million or 8.1% from last year's third quarter reported net income of $16 million. Diluted earnings per share for this year's third quarter were 52 cents, compared to diluted earnings per share of 53 cents reported for the third quarter of 2002.
The decreases in net income and earnings per share were due primarily to lower volumes and the impact of increased price competition in the checks' market, increased SG&A expenses and weak sales of new testing and assessment products in the education market.

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The increase in SG&A expenses was attributable to the company's continued
investment in sales, new marketing programs, and new systems for its Printed Products segment and increased development, selling and marketing expenses related to its investment in new technology solutions in its Scantron and Software & Services segments.

A decrease from 30 million average weighted diluted shares outstanding in 2002 to 28.5 million in 2003, a 1.5 million share or 4.9% decrease, substantially offset the impact of a lower net income on earnings per share. The decrease in shares outstanding over the past twelve months resulted from the company's share repurchase program.

Turning to operations. As stated earlier, consolidated sales for the third quarter were $192.5 million, compared with sales of $189.6 million in 2002 with the Software & Services segment reporting increases which more than offset decreases in Printed Products and Scantron.

Sales for Software & Services increased 44% compared with last year due to higher sales for all business units, most of which resulted from acquisitions. Sales for Printed Products decreased 8.2% due primarily to volume declines and increased price competition in Checks. Sales for Scantron were down .4% compared with last year, due primarily to weak spending for new technology in the education market and lower forms volumes for commercial market applications and non-testing applications in the education market.

Consolidated gross profit for the third quarter was 49% of sales, up from 48.1% for the same period last year. The improvement was the result of a favorable change in sales mix, cost management and productivity improvement initiatives.

The balance of my comments will be focused on the operations of our three business segments.

The Printed Products segment consists of Checks, Direct Marketing / Investment Services, Harland Business Solutions and Analytical Services, our behavioral modeling services business which was transferred from Software & Services during the second quarter. Prior periods for Printed Products and Software & Services have been restated to reflect this transfer for comparability.

The Software & Services segment consists of Harland Financial Solutions, which includes Core Systems, Delivery Systems, Mortgage Solutions, and Retail Solutions. Core Systems includes SPARAK Financial Systems, acquired in September 2002, which provides integrated hardware and software systems to community banks and Premier Systems Inc., a provider of service bureau services for credit unions, acquired in June 2003. Mortgage Solutions includes INTERLINQ, acquired in October 2002, which is the leading provider of mortgage loan origination, production and servicing solutions to banks, thrifts, credit unions and mortgage companies.

Scantron is the third segment and includes Data Collection, Testing and Assessment and the Services Group. Testing and Assessment includes EdVISION, which was acquired in July 2002. EdVISION is a leading provider of curriculum development and assessment tools for the education industry, providing products and services to schools nationwide.

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Printed Products' segment income in the third quarter decreased 21 percent, from
$21.6 million in 2002 to $17 million in 2003 on an 8.2% decrease in sales from $129 million in 2002 to $118.4 million in 2003. The sales decrease resulted from an 11.6% decrease in Checks' sales, partially offset by a 7.9% increase in Direct Marketing / Investment Services sales and a 10.6% increase in Analytical Services sales. Harland Business Solutions' sales for the quarter were essentially flat compared with 2002.

The decrease in Checks' sales was primarily attributable to an 11.5% decline in checks' unit volume in its domestic imprint operations for the quarter, compared with the same period a year ago, which resulted from customer losses in the Checks business unit combined with fewer checks sold to a direct marketer and to a general market decline. A 1.6% decline in average price per unit resulting from increased price competition also adversely affected Checks' sales for the quarter.

As mentioned earlier, Harland Business Solutions' sales were flat compared with the prior year. The loss of a large account was offset by an improved market for existing business software accounts, the addition of a new business software account in late 2002 and increased scale of the outsourcing program for business products on behalf of financial institutions.

Direct Marketing / Investment Services' sales increased primarily due to the growth of its statement mailing service offering which was introduced late last year. The higher margin traditional direct marketing and investment services business continued to be adversely affected by the general economic slowdown, resulting in lower credit card promotions and fewer openings of brokerage accounts. Analytical Services' sales increased due to revenue from new contracts with financial institutions.

Printed Products' profitability was helped by process improvements and new technology in Checks' manufacturing operations, which resulted in a 21.1% reduction in domestic imprint operations headcount, thereby reducing manufacturing costs compared with the prior year. However, higher selling expenses, higher expenses for new marketing programs and higher enterprise IT expenses more than offset these improvements in the third quarter. A gain of $840,000 on the sale of a former check printing facility and reductions to 2003 incentive plan accruals taken earlier in the year partially offset those higher expenses.

As mentioned earlier, Software & Services reported a sales increase of 44% in the third quarter compared with last year, with all business units reporting higher sales. Substantially all of the sales increase resulted from acquisitions during 2002 and 2003. Organic growth was up $1.4 million or 4.4 percent.

In addition to the sales increase, backlog increased 177.2% from last year's third quarter to $91.1 million. The increase in backlog from the prior year was due to acquisitions and stronger bookings. Excluding the impact of acquisitions, backlog increased 12.6% from last year's third quarter and 27.7% from this year's second quarter.

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Segment income from Software & Services was $2.9 million compared with $3.9 million in 2002. The impact of our decision to delay the launch of our new mortgage product in order to incorporate functionality requested by our beta customers and higher operating expenses resulting primarily from increased headcount for our legacy operations accounted for most of the decrease in Software & Services segment income.

Scantron's sales were down less than one percent in the third quarter compared to last year, due to continued weak sales of our new testing and assessment products acquired from EdVISION in July 2002 and lower forms volumes for commercial market applications, and non-testing applications in the education market. Those declines were substantially offset by sales from new imaging products and survey services, internal growth in the Service Group and strong sales of Optical Mark Reader, or OMR, equipment and our traditional testing forms.

Segment income was down 18.7% for the quarter, due primarily to the impact of the EdVISION acquisition. Sales of products acquired from EdVISION continue to be below expectations, due in large part to state budget constraints for education. Other factors affecting the third quarter were increased product development costs and increased expenses for a national sales force, both of which were related to Scantron's new technology solutions. We do not see the market improving materially for technology solutions in education in the near-term, and, accordingly, have now implemented cost reduction initiatives for this business until a market upturn is more evident.

Interest expense for the third quarter was $1.4 million, a decrease of about $80,000 from last year due to lower interest rates. Long-term debt was $140.1 million at quarter-end, compared with $138.4 million at the quarter-end of last year. The increase of only $1.7 million is indicative of our strong cash flow during the 12 months ended September 26, 2003 considering the $41.7 million of up-front contract payments, $41.4 million of stock repurchases, and the $34.3 million of acquisitions, net of cash acquired, over this period. There were no stock repurchases during the quarter.

On capital expenditures, we now estimate the capital expenditures will be in the $27 to $30 million range for 2003, reflecting reductions to capital spending plans for this year and delays in spending for certain customer care infrastructure until 2004.

The effective tax rate was 34.2% for the third quarter of 2003, compared with 38.8% for the third quarter of 2002. The decline in the effective tax rate largely reflects the favorable renewal of an industrial revenue grant related to the company's operations in Puerto Rico, a reduction in the effective state tax rate, and a reduction in certain estimated permanent tax differences. A reduction of the tax valuation allowance during the quarter related to the utilization of certain capital loss carryforwards also had a favorable impact on the effective tax rate. The ongoing effective rate for 2003 operations is expected to be approximately 37.75 percent.

Turning to the outlook, we continue to remain cautious going into the fourth quarter of 2003, given the outlook for Printed Products and Scantron segments and the economy in general. For these reasons, we expect reported fourth quarter diluted earnings per share to be in the 45 to 50 cent range, including the 15

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cents per share impact of exit costs and severance related to the cost reduction actions we announced in late September. This range is flat to down slightly from last year's reported diluted earnings per share of 50 cents for the fourth quarter, which included charges totaling 16 cents per share related to acquired in-process research and development, a loss on the disposition of debt and equity investments in Netzee, and the accelerated vesting of certain restricted stock grants. For the year, we expect that diluted earnings per share will be in the range of $1.83 to $1.88. The change from the previous range of $1.98 in to $2.03 reflects an estimate of 15 cents per share for exit costs and severance expected in the fourth quarter. This guidance reflects an environment in which the pricing in Checks remains very competitive; Scantron continues to be affected by the state budget constraints for education; and Software & Services continues to experience longer sales cycles until the economy fully picks up.

Looking ahead to 2004, we are in the process of finalizing our 2004 business plan and we will provide detailed guidance in our late January 2004 conference call reviewing 2003 results. We continue to proceed with the implementation of cost reduction actions announced in late September for our Printed Products segment. As previously discussed, those actions began in late September, the end of the third quarter, and will continue throughout 2004. Upon full implementation in late 2004, annualized cost savings resulting from these actions are estimated to be $20 million, which will help offset ongoing market pressures and volume declines.

That concludes the financial discussion. I would now like to turn the call over to Tim.


Tim Tuff, Chairman and Chief Executive Officer
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Thanks, Charlie, and thank all of you for joining us today as we discuss our results for the third quarter.

We had a good quarter in that we met expectations, but we had hoped to do even better. And, looking forward, we are more optimistic about our outlook given recent developments, particularly in Printed Products, which I'll discuss in a few minutes. We also continue to be optimistic about our Software business in spite of what may appear on the surface to be weaker numbers in the third quarter. Over the near term, we expect Scantron's forms business to continue to do well, but we do not see a pick-up in educational spending on new technology over the next 12 to 18 months.

I'd like to now give you an overview of each of our segments starting with Printed Products, which includes checks and forms, Direct Marketing and Investment Services, Harland Business Solutions, and Analytical Services.

Printed Products had a tough quarter financially. Sales were down 8.2% and the segment income was down 21 percent. But there have been a number of developments that we believe will have a positive impact on future quarters.

Printed Products has previously been managed as four separate businesses: checks and forms; Direct Marketing and Investment Services; Harland Business Solutions; and Analytical Services. We are now operating all of Printed Products as one business and have announced a reorganization, including plant consolidation and reduction of SG&A, to ensure the division is operating as efficiently and productively as possible.

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Over the past few years, we have committed more than $100 million to our manufacturing operations and systems, including converting all of our domestic production facilities for consumer checks to digital, and improving electronic ordering operations and our mail management system. We believe this investment has given us the most sophisticated manufacturing operation in the industry. The new equipment has exceeded our expectations, which, along with lower volumes being felt by the entire industry, is enabling us to reduce our domestic footprint.

Between now and the end of third quarter of 2004, our domestic footprint, which includes regional imprint facilities, web operations and specialty plants, will go from 14 to 9. We are closing our production facilities in Atlanta, Denver, and San Diego. We are combining our two facilities in Seattle, which are adjacent to each other, and consolidating our direct marketing operations in Lakeside, Maryland into the Baltimore Imprint Plant. Our business checks and forms facility outside of Atlanta will move from its leased facility to the company-owned facility being vacated by the Atlanta imprint plant. Our digital equipment will now be utilized to produce business as well as consumer checks, and our international operations will be converted to digital as well.

We are also reducing SG&A throughout Printed Products, eliminating duplicate functions in business units, aggressively managing expenses and reducing headcount.

We incurred $132,000 in costs associated with the reorganization in the third quarter. We estimate that we will incur additional costs of $6.6 million in the fourth quarter and $11.3 million in 2004. The 2004 costs are lower than previously disclosed due to an anticipated gain on the sale of a facility originally planned for 2005 but now expected to take place in 2004. The bulk of the reorganization costs will be in the first half of 2004.

We estimate that the savings associated with the reorganization will be $20 million on an annualized basis once the reorganization is fully implemented. Benefits will be phased in over the course of 2004, with full benefits realized in 2005. These benefits will help offset ongoing market pressures and volume declines.

I would like to now comment on the market pressures. Over the last 12 months, we have seen a strategic push by competitors to increase market share, often positioning it as a move toward outsourcing. Importantly though, this strategy has also involved large up-front payments, which are really just another form of price discounting.

I believe that it is seldom a good strategy for a market leader in any mature to declining business to try and grab market share through price unless they believe they can hold off the adoption of new technology or if they have a significant manufacturing cost advantage. A reduction in the price of checks is not going to have any significant impact on the adoption rate of debit card, or electronic payments, which are the products that are substituting for checks and, given our state-of-the-art manufacturing plants, it doesn't seem likely that our competitors have a significant manufacturing cost advantage.

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As you know, we have announced the loss of a few large accounts over the past year. In any given year, approximately 20% of our business is up for renewal. That has been accelerated this year with the competition precipitating early renewal of contracts based on significant financial incentives, including these large up-front payments. Two of the accounts we lost over the last four quarters were shared accounts that have since become single sourced with another supplier, and you are seeing the run off of these accounts in our volumes. However, during the last quarter, we have become the exclusive supplier at two of our top 15 accounts, which previously we shared with a competitor, and you will see the positive impact of this as this business comes on stream in the middle of 2004.

We continue to make good progress in the community banks and credit union market segments and will continue to focus on these more profitable segments of the market. And, as I have said consistently, we will be strategic in the large national accounts we choose to pursue.

We believe there are several reasons why we have been successful in these recent bids. But, first is our technology, which as I said a few minutes ago, we believe is the most sophisticated in the industry. It's highly efficient and offers speed and flexibility that traditional offset and older digital technology do not.

The second is that our outsourcing option for our customers, which we call HarlandConnect, is now in place. We launched HarlandConnect in the second quarter of 2003 and 15 of our top 20 customers have already committed to it.

The third reason is that, unlike our competitors, we operate on behalf of our customers, not in competition with them, for their customers' check business. We have seen some resentment, particularly among credit unions and community banks, over check printers that do compete with them through the direct-to-consumer channel, and we believe that we will start to see it among large national accounts moving towards an outsourced model. Many of these accounts do not want their chosen outsourcer to also compete directly with them for their customers, even if it is under a different name. In fact, this was a factor in the two shared accounts I mentioned earlier going exclusively with Harland.

Price competition is having an effect on our average price-per-unit, which is down 1.6% in the quarter, as we had forecasted last quarter. We believe that in the longer term, HarlandConnect and similar programs will be able to increase our average price-per-unit as we add value to each unit through cross-selling and up-selling, but in the short-term, we are seeing a decline. Even with the decline in the average price-per-unit, gross margins have increased, and this is before we see the benefits of our reorganization.

We have recently seen an uptick in demand for our small business products, which we believe is a function of the improving economy. This was the first part of our business in which we offered our customers an outsourcing option. It takes about 18 months to see the full financial benefit of outsourcing since only a small number of new accounts are opening at anytime, and the major opportunity to up-sell and cross-sell to existing accounts comes when they reorder. We are now starting to see a pick up in average price in our outsourcing program and revenues for this program are up significantly.

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Direct Marketing and Investment Services is also improving, but as we have said in previous quarters, we are not counting on major growth in this area in the near future.

Our Analytical Service business grew almost 11% in the quarter year-over-year. Financial institutions using this behavioral modeling service continue to see demonstrable results, and we think the prospects for continued growth of this part of our business are encouraging.

Let me now turn Software & Services, which posted a 44% year-over-year increase in revenue, driven largely by our Core Systems business. Segment income, however, was down for the quarter year-over-year, in large part because of ongoing development costs in our Mortgage Solutions business.

Software bookings were strong in the quarter, and organic growth was up 4.4% year-over-year. Our backlog also increased, 27.7% from the second quarter to 91 million, and this was all organic.

Revenue for Delivery Systems, one of our two compliance businesses was up slightly for the quarter, but the trend is more positive than it may appear. The percentage of our business coming from term deals rather than licenses increased significantly in the quarter. Term deals defer revenue to future periods while perpetual licenses recognize revenue at the time of the sale. We're seeing good closure among community banks, but there is a slowness by the largest banks to commit. Those large banks that did commit in the quarter mainly opted for term deals, which spreads that revenue over future quarters.

Mortgage Solutions, our other compliance business, also had a slow quarter as we continue to develop our new product, E3. The product is performing well in beta, but we have delayed the general release until the first quarter of 2004 to give us time to add more functionality requested by our customers. As we do this, we are carrying many of the costs that are required for launching the product for an extra quarter.

We also changed the leadership of our Mortgage Solutions business during the quarter and put in a team from our traditional compliance business, allowing us to leverage resources across our businesses and to more tightly integrate our mortgage products with our other software offerings.

As I mentioned earlier, Core Systems was up significantly for the quarter because of the acquisition of SPARAK last year and PSI earlier this year. As a result of the PSI acquisition, we are now able to offer credit unions the option of an in-house or service bureau solution for their core processing needs which significantly increases the size of our served market. This new business performed well and during the quarter renewed its largest customer for another seven years. We were unable to install new systems as fast as we would have liked in our in-house credit union business, in part because of delays requested by our customers which meant the installations were not completed by the end of the quarter. However, our pipeline, the quality of our pipeline and the increase in our backlog are all positive indicators in both the credit union and community bank core systems markets.

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We have been saying for several quarters that we believe financial institutions are going to invest in their traditional brick and motor branches. Our Retail Solutions business, which includes branch automation and teller solutions, saw a 7% increase in sales year-over-year and we anticipate increased expenditures by financial institutions in this space in 2004.

Turning now to Scantron, which is composed of three businesses: Testing and Assessment; Data Collection; and Scantron Service Group. From a sales perspective Scantron was virtually flat for the quarter year-over-year. Segment income was down 18.7% from the prior year.

Scantron remains a clear leader in testing and assessment solutions in the classroom, but it continues to be affected by the economy. While we are seeing signs in other parts of our business that the economy is improving, we are not seeing the effect of the improvement in the education market. Schools and school district nationwide continued to face very tight budget constraints and, as a result, are not spending money on new technology. This resulted in a tough quarter for our new technology products. However, our traditional forms business for testing and assessment continues to do fine. We do not expect educational spending on new products to pick up for at least 12 to 18 months. This affects the potential market for our new software products and we have therefore taken steps to cut back on costs related to these products until the market upturn is more clearly in sight.

Our Data Collection business continues to perform well, with sales growing 2.3% in the quarter year-over-year. Surveys, imaging and OMR equipment all performed well and we believe this business will pick up further as the economy continues to rebound.

Scantron Service Group provides maintenance and service for computer systems and peripherals. Sales in our services business also grew 2.3% in the quarter year-over-year and continues to achieve high levels of customer satisfaction, as well as an increasing number of new installations.

In summary, we met expectations for the quarter. More importantly, we believe that the economy is improving and this should help our financial software business in particular. We do not see the checks business or educational testing markets changing fundamentally, but we expect improved sales execution in checks and cost reduction actions taken in both Printed Products and Scantron to have a positive impact in 2004 and even more so in 2005.

We have adjusted our guidance for 2003 to reflect the expenses that will be associated with the reorganization of the Printed Products. As we have traditionally done, we will give guidance for next year in our January conference call discussing fourth quarter results.

With that I will open it up to any questions.


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QUESTION AND ANSWER SECTION

Operator: Thank you sir. Today's question and answer session will be conducted electronically. If you would like to ask a question today, simply press the star or asterisk key, followed by the digit one on your touchtone telephone. Again that's star one to ask a question. If you are on a phone that has a mute function, please make sure to disengage your mute to ensure that your signal will reach our equipment. Once again that is star one and we will pause for just one moment to assemble our roster. We will take our first question from Chris Rowen with SunTrust.

(Q - Christopher Rowen): Hi guys. On the balance sheet...it looked like $140 million moved into the current portion of long-term debt, can you tell us, what that change is from and what your plans are in terms of paying that off or refinancing?

(A): That is from our revolving credit facility that we have that matures in August of 2004. Because it is within 12 months, we now show it as a current liability. We are looking at that, you could anticipate that we would replace that facility over the next year. The exact timing will depend somewhat on market conditions but we have been in discussions for some time with our senior lenders and look forward to putting together a very good new facility.

(Q - Christopher Rowen): Okay. And the $53 million of refundable payments that's up from last quarter and almost double last year, I realize that it is becoming more competitive in the check business. Is that a plateau that we are going to stay at about that level or do you see that continuing to eat into operating cash flow?

(A): Well, in the current market that is a competitive situation where that is being offered by our competitors. And we would need to do that in most cases to remain competitive on selective accounts. There have been - it is kind of an up and down type of thing. I think that we will continue to see it, we don't know that it will continue indefinitely into the future, however. But for the immediate presence, it is still a competitive factor.

(Q - Christopher Rowen): Thanks. And do you see any need to do any analysis on writing down EdVISION if it's not delivering what you had hoped?

(A): No, we don't.

(Q - Christopher Rowen): Okay.  Thanks a lot.

Operator:  With D.A. Davidson, John Kraft.

(Q - John Kraft): Good morning.

(A): Good morning John.

(Q - John Kraft): Tim, you just said that you don't see the market for Printed Products changing fundamentally and I just wanted to clarify that a little bit. Is that you don't see that the market is changing from your kind of traditional expected 2 to 4% declines, or what did you mean by that?

(A - Timothy Tuff): What I meant by that is that I don't see that being significantly impacted by any upturn in the economy. Checks tend to be clearly obviously small transactions done when the economy is stronger, but it doesn't have a significant impact on demand for checks. Our current projection is that the check market will decline 3 to 4% this year. We don't see a big acceleration in that decline in the next year. And I think that, you've got to be very careful because, you know, there was recently something put out by the Federal Reserve about forecasting a steeper decline in checks. They are talking about checks that they actually process. And the Federal Reserve only handles 40% of checks processed and they are actually losing market share. The other thing that is happening is that increasingly checks are being truncated. You already see that happening at point of sale and that appears to the FED as an ACH payment.

The other thing is that there are more checks printed than are actually processed. So we don't see a significant change in the decline in the market decline on any decline that we see above that would be related to market share changes.

(Q - John Kraft): Okay, good. I just wanted to clarify that. Now, moving to the Software & Services margins that were down obviously due to the E3 delay, you say that the E3 will probably be launched in Q1, does that mean that you expect margins in that segment to be similar in Q4 as they were in Q3?

(A): Yes.

(Q - John Kraft): Okay. And another clarification you said that two of the 15 of your larger banks that dual source switched to you exclusively, if heard you correctly? Does that mean that there are 15 of those up for renewal? Or, I guess maybe what percent - which of those were - how many of those did you win and what happened to the others?

(A): No. Those are our 15 largest accounts. They weren't all out for renewal. Typically, in the year 20% of our customers will be up for renewal. It's been a little higher than that this year for reasons I explained in my comments, but typically these contracts are five year contracts. So, at any point in time, 20% will be up for renewal.

(Q - John Kraft): So, out of those two that went with you exclusively, were there any of that that decided to maintain their dual source major?

(A): Not during the quarter.  No.

(Q - John Kraft): Okay. And, last question about guidance. And, I guess - I am not sure what I am expecting to get from you from this. But, your guidance is really on a Pro-Forma basis has been maintained all year with a five cent range and hasn't been narrowed at all. Is there a way that you could narrow? Maybe the fourth quarter as you are, you know, in the middle of it?

(A): Not at this point. I mean there are a lot of moving parts we think that still a reasonable estimate of where we will be. And, as you mentioned, it has been constant throughout the year.

(Q - John Kraft): Okay.  Thanks a lot.

Operator: Jason Pyers with Cooper Arch Capital has our next question.

(Q - Jason Pyers)>: Good morning guys.  How are you?

(A): Good morning.

(A): Good.

(Q - Jason Pyers): I have a question on the restructuring actions that were recently announced. And, were those sort of calculated. I mean when you are thinking about that, were they based off sort of current run rate volume? Or, forecasting the business at some future level? Maybe let's say the 2005, which is when we would really see the full benefit of those $20 million cost savings? I am trying to get a sense on whether how much of that might flow through to the segment income versus how much might be sort of shrunken by further revenue decline in the check printing business?

(A): We have designed our new footprint on the basis of projected volumes. And, that is the basis of our reorganization.

(Q - Jason Pyers): Okay. And, Tim, I think you mentioned the renewals of your contract renewals about 20% historically, given your contracts structure. What was the uptick of that either this year, or this quarter? However you want to, so define the timing based on the competitor actions of time to move to early renewals to gain market share?

(A - Timothy Tuff): What was the...

(Q - Jason Pyers): As opposed to seeing like 20% historically? Have we seen - is it like 30% of marketplace that was sort of up for renewal this year causing the increase cap payments?

(A - Timothy Tuff): For our particular contract is less than 30 percent.

(Q - Jason Pyers): Okay.  Thank you.

Operator: Nik Fisken with Stephens has our next question.

(Q - Nikolai Fisken): Hi.  Good morning everybody.

(A): Good morning, Nik.

(Q - Nikolai Fisken): The $118 million for checks is the lowest that I have got on record for a quarter. Do you expect that to decline sequentially into 2004? Kind of keying off the last caller's question. Kind of give us an idea where that's going...

(A - Timothy Tuff): We've said that on units, we expect high single-digit decline this year. This is function of the market decline plus contracts that we lost going back 12 months, plus reduced sales to a direct-to-consumer check provider. And, I don't see that changing in Q4.

(Q - Nikolai Fisken): Well, it seems to be accelerating. And, if I go Q1 was 8, Q2 was a 9% decline, Q3 was 11.5% decline. So, what I am asking is, keep or go? Will it below the 118 that you just reported third quarter?

(A - Timothy Tuff): What you are seeing is the impact of specific contracts. And, the contracts that we are winning, you will start seeing them kicking in around mid year, next year.

(Q - Nikolai Fisken): Okay.

(A - Timothy Tuff): So, you should expect continuing high single-digit decline.

(Q - Nikolai Fisken): Okay. Fair enough. Did I just hear you right Charlie that you said that HFS margins should be flat sequentially?

(A - Charles Carden): No. And I want to clarify that. You heard me correctly, but that's not what I meant to say.

(Q - Nikolai Fisken): Okay.

(A - Charles Carden): What I was to trying to say was that E3, which should provide a very positive impact upon introduction will not be there in the fourth quarter. We expect acquisitions to help in core, we expect year-end activity, which always is there in the Delivery Systems to also be improving the margins in the quarter for software.

(Q - Nikolai Fisken): So, how much of that $20 million increase in backlog will get flushed? Can you guys give us an idea of what's going to get flushed in fourth quarter?

(A): We don't have that, no.  We don't have that at our fingertips.

(Q - Nikolai Fisken): Okay. And the spike in backlog, was that related to E3, or what exactly?

(A): No.  It is actually right across our businesses.

(Q - Nikolai Fisken): Okay. Last year, you guys guided 2003 earnings with this quarter. Why did you do that?

(A): Can you repeat the question, Nik?

(Q - Nikolai Fisken): Last year, you guided 2003 earnings per share in this quarter. In this quarter, you are waiting to do it with fourth quarter. And, I am wondering why you did it last year, not this year?

(A): Well, we always give guidance for the forthcoming year at the January conference call. The only reason why - and, we really didn't give specific guidance last year, you may recall - but, the only reason we've said anything was because all of the... We were starting on our budgets; we are still in an early stage in our budgets, but any of the numbers that we were looking at were significantly less than any of the analysts following us had published. And, we therefore felt that we should say that. We did not give guidance, however, this time last year either.

(Q - Nikolai Fisken): So, now that you are finalizing the plan right now, does that mean that you expect 2004 earnings to be higher than 2003 earnings per share?

(A): We will give guidance on 2004 in January.

(Q - Nikolai Fisken): Okay. Thought I would give it a shot. On fourth quarter earnings, your guiding to - once, you add back the 15 cents, about 62 cents. And, if you back out the favorable, if you levelize the tax, Q3 versus Q4 this year, you are calling for a pretty drastic increase in earnings per share of roughly 48 cents to 62 cents. I am not really hearing things that are going to improve sequentially. And, I really would like you to address where things are going to improve so that you can give us confidence that you can hit that type of number?

(A): Well, we have given that guidance, and we wouldn't give that guidance unless we felt we could get there; it is a range. Clearly, the fourth quarter is a big quarter for software as it comes to year-end. That can be difficult to predict, but our pipeline is good. It remains to be seen whether we can get all of those across the line. And, the other point I would make is the way it falls out, there are actually more business days in Q4 as well. So, we have more days.

(Q - Nikolai Fisken): Okay. Last question, if you look at the use of cash the last year that Charlie hit on, if I look at INTERLINQ and EdVISION, they seemed to be from our standpoint, underperforming. And, the contract payments that you have made year-to-date of roughly 40 million bucks are not stopping the market share losses. And, I am wondering if you would address the share repurchase program and why you haven't bought back stock the last two quarters?

(A): Well, I have said continuously that we will look to deploy our cash in the best way to serve our shareholders, and that can be to pay down debt, which is probably not a smart thing to do in this environment; increase our dividend, which we have done; make acquisitions; or buy back shares. We actually continue to see good deal flow on acquisitions. We see almost 100 opportunities a year in our areas of key interest and we do a detailed due diligence on a number of those. Sometimes, those acquisitions don't work out upon that detailed due diligence, or we are not able to agree on price. You shouldn't infer anything in relation to the absence of a buy back in the last quarter and what we think, because clearly, even at existing market prices, buyback would be clearly accretive and we are not changing our approach. We will continue to look at what we believe is the best way to create value for shareholders and deploying the cash.

(Q - Nikolai Fisken): Another way of asking it is, the $40 million of cash spent on contract payments, do you expect any big contract payments in Q4?

(A): I think you will continue to see contract payments in the large contracts that are currently being negotiated. I think I am being fairly vocal in saying that I don't think that is a smart way of in effect this kind of price. But, you should - these up-front payments - are typically at the five year contracts. So, some of those payments can be pretty lumpy. So, you get the benefit over a five year period. I would love to think that those are going to go way over night. But, I am not confident that will happen. I think that in time, the market will settle down, and they will become less prominent.

(Q - Nikolai Fisken): Last question Charlie, what's your tax rate going to be for '04?

(A - Charles Carden): We haven't given guidance on that. Right now, we are looking at this year at a 37.75 as a going rate. As we get further into the plan, we will make any appropriate revisions for that for `04. But, that's the current rate to go.

(Q - Nikolai Fisken): Great.  Thank you.

Operator: With Cardinal Capital we will now hear from Robert Kirkpatrick.

(Q - Robert Kirkpatrick): Good morning. Could you talk a little about the migration of these large up-front payments from the...the large contracts for the large banks down to kind of the smaller and mid-sized banks?

(A): Yeah. We have focused as a company particularly on the community bank and credit union markets and we don't see anything of this magnitude in those market segments. We will occasionally see competitors offer some up-front payments, but nothing of the order or magnitude as with these big banks. I think the reason that they have been thrown out over to the big banks is as an incentive for those big banks to move to an outsourced model and to make an outsourced model work, you need a high volume of business.

(Q - Robert Kirkpatrick): And could you quantify that at all, are the discounts that are going to the big banks are these 5%, 3%, 1%, 20% discounts, and are they 1/10th that in the community bank side?

(A): No, every contract is independently negotiated.

(Q - Robert Kirkpatrick): So you really cannot draw any parallels among all of them?

(A): No, up-front payments as a form of discounting, it is prevelant right now in big banks, but you don't see it much in community banks and credit unions.

(Q - Robert Kirkpatrick): Okay and then given this, what makes you think that these discounts may not stay around longer term?

(A): Well it's another form of discounting. And I think that they were infused by one player in the market in particular in a pre-emptive move. And I don't think that's worked. So I am not just sure, we will be seeing this smart thing longer term. Once banks have opted to outsource, there is no logic to those same up-front payments.

(Q - Robert Kirkpatrick): Okay and excuse me since, I am rather new to the Harland story, is this part of your business considered absolutely core and strategic going forward longer term?

(A): The checks business?

(Q - Robert Kirkpatrick): Yes.

(A): We regularly look at...our interests in providing value for the shareholder and is being very advantageous for us in terms of growing a software business in the financial space on the back of the checks' business. And we regularly review all parts of our businesses for strategic bid and value.

(Q - Robert Kirkpatrick): Thank you so much.

Operator:  We have a follow up question from Chris Rowen with SunTrust.

(Q - Christopher Rowen): Yeah. Can you explain the rational for putting the analytics business into the check printing, and into the check business or Printed Products, and if you took the analytics out what would be the year-on-year revenue in the Printed Products business?

(A): The analytics we are not only providing our products, but we are increasing incorporating into our other products and clearly we have significant opportunities of doing that in Printed Products, as well as software products. Is more for convenience of a management that we have it is part of our printing group rather than our software group. In terms of the difference year-on-year, it is going to be rather insignificant.

(Q - Christopher Rowen): Okay. And the $20 million savings from the restructuring, you know, it would seem that you could get that on the 500 heads alone and I was wondering, you know, why it isn't it higher, it would seem you are closing lot of plants and things like that you would get some additional savings. Can you run us through how much of that $20 million you are getting from the head count?

(A): Well most of it is related to head count, you know, directly or indirectly. About 2/3rd of the head count reduction is in the plants and then 1/3rd would be in admin type jobs.

(Q - Christopher Rowen): Okay. And then is that $20 million reduction in cost, is that off of Q3 expense levels.

(A): Yes.

(Q - Christopher Rowen): Okay.  Great thanks.

Operator:  We have a follow up question from Nik Fisken with Stephens.

(Q - Nikolai Fisken): Chris just asked it thanks.


Operator
--------------------------------------------------------------------------------

And thank you every one that does conclude our question and answer session. Before I turn the conference back over to Mr. Bond for closing remarks. I would like to let our audience members know that a re-broadcast of this conference will be available starting today at 1:00 p.m. Eastern Time. It will run through November 7th at midnight. You may access the re-broadcast by calling 719-457-0820. Please reference confirmation code 338510. Again the dial-in number is 719-457-0820, and the confirmation code is 338510. At this time I would like to turn the conference back to Mr. Bond for any closing or additional comments.


Henry Bond, Vice President of Investor Relations and Treasurer
--------------------------------------------------------------------------------

Thanks, Lori. We appreciate your joining us this morning as we covered our third quarter results and our outlook for the rest of 2003. The replay of the call is also available on our web site. Thanks again for joining.


Operator
--------------------------------------------------------------------------------

And, thank you everyone. That does conclude today's conference and we do thank you for your participation. You may now disconnect your line. On behalf of John
H. Harland Company and Premier Conferencing, I would like to wish everyone a great day.